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                                                                  Exhibit 10.07

                            GRIC COMMUNICATIONS, INC.
                               1421 McCarthy Blvd.
                               Milpitas, CA 95035

                       Writer's Direct Tel: (408) 965-1125
                               Fax: (408) 955-1968



                                                      PERSONAL AND CONFIDENTIAL



January 15, 1999


Mr. Joseph M. Zaelit
5469 Kaveny Drive
San Jose, CA 95129

Dear Joe:

I am pleased to offer you the position of Senior Vice President, Finance & Administration and Chief Financial Officer of GRIC Communications, Inc. The terms and conditions of this offer are stated below:

RESPONSIBILITY: You will be responsible for all of the financial, human resource, legal and administrative operations of the Company.

You will be part of the Executive Management Team and participate in management meetings, strategic planning and other responsibilities as assigned by me.

You will be responsible for meeting or exceeding the Company's financial goals on a quarterly and annual basis and

REPORTING: You will report to me in my role as President and Chief Operating Officer.

BASE SALARY: You will be paid a base salary of $190,000.00 per annum, payable semi-monthly.

PERFORMANCE BONUS: Performance bonuses for fiscal 1999 will be based on the Company's new Corporate Bonus Plan, which is currently being developed and will be submitted shortly for Board approval. Your target should be 25% of base salary if our plan is approved by the Board.

PERFORMANCE AND SALARY REVIEWS: Performance/salary reviews are conducted annually in the anniversary month of your date of employment.

EMPLOYEE STOCK OPTION GRANTS: You will be granted an incentive stock option subject to Board approval for the purchase of four hundred fifty thousand (450,000) shares of the Company's common stock. This option will be granted by the Board at the current fair market value and is subject to the Company's

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Joseph Zaelit
January 15, 1999
Page 2

standard vesting schedule (20% after ten months and 2% per month thereafter). Vesting commences on your date of employment. In addition, you will be granted a second incentive stock option subject to Board approval for the purchase of one hundred fifty thousand (150,000) shares of the Company's common stock. This option will be granted subject to fulfillment of certain objectives to be mutually agreed upon in writing between you and me. In addition, vesting of these options shall be subject to the terms of SCHEDULE 1 hereto.

EMPLOYEE BENEFITS: As an employee of GRIC, you will receive benefits in accordance with the GRIC employee benefits plans, as may be amended from time to time. The current benefit package includes a choice of three medical plans, dental, life, disability and accidental dismemberment insurance.

GRIC 401(k) PLAN: As a full-time employee of GRIC, you may, if you wish, enroll in the Company's 401(k) Plan at the next or a subsequent Plan entry date. You will be provided with a full description of the Plan including eligible contributions from your compensation and investment options.

TERMS OF EMPLOYMENT: Your employment will be considered "at will" and will continue for an indefinite term. Employment at will means that either you or the Company may terminate the employment relationship at any time for any reason, with or without cause.

TERMINATION OF EMPLOYMENT WITHOUT CAUSE: The Company may terminate your employment at any time without cause. If the Company terminates your employment without cause, the Company will provide you a severance payment equivalent to six months' base salary, payable monthly in accordance with the Company's normal payroll policies.

Additionally, the Company will provide you with up to six months of company-paid insurance continuation following the date of your termination. Such insurance continuation will be provided for up to six months unless comparable benefits are otherwise provided to you by any third party. Such benefits are separate from your then-existing COBRA rights to extend GRIC-related insurance benefits at your cost for an additional period of time.

The Company may, also, terminate your employment for cause in its sole discretion. For the purposes of this Offer of Employment, unless otherwise noted, "cause" shall be defined as:

         (1) Failure to continually and substantially perform the reasonably assigned responsibilities of the position in an acceptable manner, gross negligence, gross misconduct, habitual neglect of duties, criminal acts, violation of any state or federal securities laws, commission of any felony involving fraud or dishonesty, violation of the written lawful policies or written instructions of the Board of Directors, or commencement of employment or any other businesses arrangements with another employer while you are an employee of the Company.

         (2)  Your death, or your total disability lasting more than 90 days.

TERMINATION OF EMPLOYMENT WITH CAUSE. If the Company terminates your employment with cause, the Company will provide you a severance payment equivalent to three months' base salary, payable monthly in accordance with the Company's normal payroll policies. However, if the cause for termination relates to violation by you of state or federal law, then you will receive no severance payment from the Company.

Additionally, unless the cause for termination relates to violation by you of state or federal law, the Company will provide you with up to three months of company-paid insurance continuation following the date of your termination. Such insurance continuation will be provided for up to three months unless comparable benefits are otherwise provided to you by any third party. Such benefits are separate from

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Joseph Zaelit
January 15, 1999
Page 3

your then-existing COBRA rights to extend GRIC-related insurance benefits at your cost for an additional period of time.

CONFIDENTIALITY: GRIC requires that you sign and return the enclosed Employee Nondisclosure Agreement as a condition of employment.

START DATE:   Your employment with GRIC will commence on or before January
15, 1999.

If you agree with the terms stated in this letter, please sign and return the attached Acceptance and Acknowledgement. This offer is valid for seven days.

Joe, I look forward to a long and mutually prosperous relationship. I am confident you will have a significant and positive impact on the future growth and success of GRIC Communications, Inc.

Sincerely,

/s/ John Jacquay

John Jacquay
President and Chief Operating Officer

Enclosure:        Confidentiality Agreement

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Joseph Zaelit
January 15, 1999
Page 4

                          ACCEPTANCE AND ACKNOWLEDGMENT

I have read, understand, and accept the foregoing terms of employment at GRIC Communications, Inc. and will start work no later than January 15, 1999. I certify that on this date I will not be employed by, on the payroll of, or compensated by any other Company, with the exception of a position(s) on the Board of Directors of a Company whose business activity is not in conflict or competitive with GRIC Communications, Inc. I will provide a listing of all current Board-level obligations to the Board of Directors of GRIC at the first Board meeting that follows my acceptance of this position with the Company. I will provide a written request to the Board seeking its approval of prospective new Board positions prior to entering into new Board-level commitments.

I understand that you do not wish me to bring any confidential or proprietary material of any former employer or to violate any lawful obligation to my former employers.

I understand that my employment is contingent on my providing appropriate legal proof of eligibility to be employed in the United States as well as signing the Company's customary confidentiality and invention agreement, which is attached.

Signed:  /s/ Joseph M. Zaelit
         -------------------------------
         Joseph M. Zaelit

Date:    January 15, 1999

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Joseph Zaelit
January 15, 1999
Page 5

                                   SCHEDULE 1

If the Company or its successor elects to terminate your employment as Chief Financial Officer without cause following an acquisition or merger of the Company involving a change of control, the option vesting described in your offer letter dated January 15, 1999 ("Offer Letter") shall be accelerated so as to occur automatically on the date of such termination, without regard to the satisfaction of the conditions to vesting that would otherwise apply. "Change of Control" for purposes of the paragraph shall mean the occurrence of a purchase or other acquisition by any person, entity or group of persons, within the meaning of Section 13(d) or 14(d) of the Securities Exchange Act of 1934 (the "Act") or any comparable successor provisions, of beneficial ownership (within the meaning of Rule 13d-3 promulgated under the Act) of more than fifty (50) percent of either the outstanding shares of common stock of the Company or the combined voting power of the Company's then outstanding voting securities entitled to vote generally, or the approval by the stockholders of the Company of a reorganization, merger, or consolidation, in each case, with respect to which persons who were stockholders of the Company immediately prior to such reorganization, merger or consolidation do not, immediately thereafter, own more than fifty (50) percent of the combined voting power entitled to vote generally in the election of directors of the reorganized, merged or consolidated Company's then outstanding securities, or a liquidation or dissolution of the Company or of the sale of all or substantially all of the Company's assets.

Only service which is involuntarily terminated without Cause or voluntarily terminated with Good Reason within one (1) year of the date of a Change in Control shall be deemed to constitute termination due to such Change of Control. "Cause" for purposes of this Schedule I shall mean misconduct, including but not limited to: (A) conviction of any felony or any crime involving moral turpitude or dishonesty, (B) participation in a fraud or act of dishonesty against the Company, (C) conduct by you which, based upon a reasonable determination by the Company, demonstrates gross unfitness to serve, or (D) intentional, material violation by you of any contract between you and the Company or any statutory duty of you to the Company that is not corrected within thirty (30) days after written notice to you. "Good Reason" for purposes of this paragraph shall mean (A) reduction of your rate of compensation as in effect immediately prior to the Change in Control, (B) failure to provide a package of welfare benefit plans which, taken as a whole, provide substantially similar benefits to those in which you were entitled to participate immediately prior to the Change in Control (except that employee contributions may be raised to the extent of any cost increases imposed by third parties) any action by the Company which would adversely affect your participation or reduce your benefits under any of such plans,
(C) change in your responsibilities, authority, title or office resulting in diminution of position, excluding for this purpose an isolated, insubstantial and inadvertent action not taken in bad faith which is remedied by the Company promptly after notice thereof is given by you, (D) request that you relocate to a worksite that is more than 35 miles from your prior worksite, unless you accept such relocation opportunity, (E) failure or refusal of a successor to the Company to assume the Company's obligations under the Offer Letter, or (F) material breach by the Company or any successor to the Company of any of the material provisions of the Offer Letter.

If the Company terminates your employment without Cause anytime within the first 10 months of your date of employment, but not following an acquisition or merger of the Company involving a change of control, the Company will immediately vest the portion of the stock options (90,000 shares) that would have vested on your 10 month anniversary date, at the same price and terms. You will have up to 90 days after termination to exercise all or a portion of the 90,000 shares.